As filed with the Securities and Exchange Commission on August 4, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BED BATH & BEYOND, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-0634302
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
(801) 947-3100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Brian LaRose
Chief Financial Officer
433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
(801) 947-3100
(Address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael P. Heinz
Timothy P. FitzSimons
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
(212) 839-5300
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.   ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated August 4, 2026.
PROSPECTUS

Bed Bath & Beyond, Inc.

Up to 46,229,056 Shares of Common Stock
This prospectus relates to the offer and resale of up to 46,229,056 shares (the “Resale Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) of Bed Bath & Beyond, Inc. (the “Company,” “we,” “our,” “us,” and like expressions), by the selling stockholders identified in this prospectus and in any prospectus supplement to this prospectus (collectively, the “Selling Stockholders”), which shares consist of (i) 13,570,481 shares of Common Stock issued to certain Selling Stockholders in connection with the Agreement and Plan of Merger, dated as of April 2, 2026, by and among the Company, TCS Merger Sub LLC and The Container Store Holdings, LLC (“TCS”) upon consummation of the transactions contemplated thereby (the “TCS Merger”), (ii) up to 25,458,575 shares of Common Stock issuable upon conversion of the Company’s 5.00% Convertible Senior Notes due 2033 (the “Convertible Notes”) held by certain Selling Stockholders, including shares of Common Stock issuable as make-whole payments in connection with conversions of the Convertible Notes following certain fundamental changes of the Company or redemptions of Convertible Notes, issued in connection with the TCS Merger pursuant to an Indenture (the “Indenture”), by and among the Company, the guarantors from time to time party thereto and Computershare Trust Company, N.A., as trustee, and (iii) 7,200,000 shares of Common Stock issued to certain Selling Stockholders pursuant to an Agreement and Plan of Merger, dated as of June 30, 2026, by and among the Company, Beyond Home Services, LLC, SFV Merger Sub, Inc., TwoPonds, Inc. (d/b/a SFV Services) (“SFV Services”) and the other parties thereto upon consummation of the transactions contemplated thereby (the “SFV Merger”). We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Resale Shares by the Selling Stockholders.
Sales of the Resale Shares by the Selling Stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may sell their Resale Shares from time to time to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the Resale Shares, or both.
We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The Selling Stockholders are responsible for all broker or similar commissions related to the offer and sale of their Resale Shares. See the section titled “Plan of Distribution” on page 16 for more information about how the Selling Stockholders may sell or dispose of their Resale Shares.
Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “BBBY.” On August 3, 2026, the last reported sale price of our Common Stock on the NYSE was $5.32 per share.
Investing in our Common Stock involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus and any applicable prospectus supplement, before buying shares of our common stock.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is     , 2026.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities described in this prospectus. We will not receive any proceeds from the shares of Common Stock offered by the Selling Stockholders under this prospectus.
In connection with the offer and sale of securities by the Selling Stockholders, the Selling Stockholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any such prospectus supplement or free writing prospectus may also add, update or change information contained or incorporated by reference in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement or free writing prospectuses, together with the additional information described under the heading “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”
Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
We are registering the securities described above for resale on behalf of the Selling Stockholders pursuant to the Selling Stockholders’ registration rights under their respective registration rights agreements. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Stockholders will issue, offer or sell, as applicable, any of the securities. The Selling Stockholder may, from time to time, offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. See “Plan of Distribution” in this prospectus for more information.
Neither we, nor any of our representatives are making any representation to you regarding the legality of an investment in our securities by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our securities.
When we refer to “Bed Bath & Beyond,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Bed Bath & Beyond, Inc. and its controlled subsidiaries, unless otherwise specified.

TRADEMARKS
This prospectus includes, or incorporates by reference, our trademarks, service marks, brand names and trade names, including, without limitation, Bed Bath & Beyond®, Overstock.com®, Beyond+, welcome rewards, buybuy BABY®, Kirkland’s and Kirkland’s Home, which are our property and are protected under applicable intellectual property laws. This prospectus also contains, or incorporates by reference, trademarks, service marks, brand names and trade names of other companies, which are the property of their respective owners. Any use or display of other parties’ trademarks, service marks, brand names or trade names in this prospectus, or any documents incorporated by reference herein, does not imply, and such use or display should not be construed to imply, any affiliation with, or endorsement of or by, such third parties. Solely for convenience, trademarks, service marks, brand names, and trade names referred to in this prospectus, or any documents incorporated by reference herein, may appear with or without the ®, SM or TM symbols, but use (or omission) of such symbols is not intended to limit in any way our rights, or the rights of the applicable owner or any applicable licensor, in and to these trademarks, service marks, brand names, and trade names.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated herein by reference, and our other public documents and statements our officers and representatives may make from time to time, contain forward-looking statements within the meaning of the federal securities laws. These statements are intended to be covered by the safe harbor provisions of these laws. You can find many of these statements by looking for words such as “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” “estimate,” or other similar terms or expressions or the negative of these terms or expressions, although not all forward-looking statements contain these identifying terms or expressions.
These forward-looking statements involve known and unknown risks and uncertainties and relate to future events or our future financial or operating performance. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and business, and on management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to assumptions, risks, uncertainties, and other important factors that are difficult to predict, and that actual results and outcomes may be materially different from the results, performance, achievements, or outcomes expressed or implied by any of our forward-looking statements for a variety of reasons, including, among others:
•	We depend on third-party companies to perform functions critical to our business, and any failure or increased cost on their part could have a material adverse effect on our business.
•	We face intense competition and may not be able to compete successfully against existing or future competitors.
•
We may not timely identify or effectively respond to consumer needs, expectations or trends, which could adversely affect our relationship with our customers, the demand for our products and services, and our market share.

•
Our business depends on effective marketing, including marketing via email, search engine marketing, influencer marketing, and social media marketing. Our competitors have caused and may continue to cause us to increase our marketing costs and decrease certain other types of marketing, and have outspent us and may continue to outspend us on marketing or be more efficient in their spend.

•
Economic factors, including recessions, other economic downturns, inflation, our exposure to the U.S. housing market, and decreases in consumer spending, have affected and could continue to adversely affect us.

•
Tariffs, bans, or other measures or events that increase the effective price of products or limit our ability to access products we or our suppliers, fulfillment partners, or other third parties that import or export could have a material adverse effect on our business.

•
Our changing business model and use of the Bed Bath & Beyond brand, Overstock brand, buybuy BABY brand, Kirkland’s and Kirkland’s Home brand, Beyond brand, and other brands of ours, could negatively impact our business.

•
The changing job market, the changes in our leadership team, the change in our compensation approach, changing job structures, or any inability to attract, retain and engage key personnel could affect our ability to successfully grow our business.

•	We rely upon paid and natural search engines to rank our product offerings, and our financial results may suffer if we are unable to maintain our prior rankings in natural searches.
•
If we are not profitable and/or are unable to generate sufficient positive cash flow from operations, our ability to continue in business will depend on our ability to raise additional capital, obtain financing or monetize significant assets, and we may be unable to do so.

•	Our business depends on the Internet, our infrastructure and transaction-processing systems, and catastrophic events could adversely affect our operating results.
•
Compliance with ever-evolving federal, state, and foreign laws and other requirements relating to the handling of information about individuals necessitates significant expenditure and resources, and any failure by us, our vendors or our business partners to comply may result in significant liability, negative publicity, and/or an erosion of trust, which could materially adversely affect our business, results of operations, and financial condition.

•
If we or our third-party providers experience cyberattacks or data security incidents, there may be damage to our brand and reputation, material financial penalties, and legal liability, which would materially adversely affect our business, results of operations, and financial condition.

•	Failure to comply with, or changes in, laws, regulations and enforcement activities may adversely affect the products, services and markets in which we operate.
•	From time to time we are subject to various legal proceedings which could adversely affect our business, financial condition or results of operations.
•	Damage to our reputation or brand image could adversely affect our sales and results of operations.
•	If we do not successfully optimize and operate our fulfillment center or customer service operations, our business could be harmed.
•	If we fail to effectively utilize technological advancements, including in artificial intelligence, our business and financial performance could be negatively impacted.
•	Global conflict could negatively impact our business, results of operations, and financial condition.
•	Product safety and quality concerns could have a material adverse impact on our revenue and profitability.
•
We depend on our suppliers’ and fulfillment partners’ representations regarding product safety, content and quality, product compliance with various laws and regulations, including registration and/or reporting obligations, and for proper labeling of products.

•	We have an evolving business model, which increases the complexity of our business.
•
Exercising the warrants to purchase our common stock (the “Warrants”) is a risky investment and those who exercise their Warrants may not be able to recover the value of their investment in the common stock received upon such exercise. Warrant holders could sustain a total loss of the exercise price of any Warrants that they exercise.

•
Investment in new business strategies, acquisitions, dispositions, partnerships, or other transactions could disrupt our ongoing business, present risks not originally contemplated and materially adversely affect our business, reputation, results of operations and financial condition.

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Regulatory changes or actions may alter the nature of an investment in us or restrict the use of digital assets, including tokens or blockchain technology in a manner that adversely affects our business, prospects and operations.

•	The mergers with Fathom Holdings, Inc. and F9 Brands, Inc. may not be completed and our merger agreements with those entities may be terminated in accordance with their terms.
•
Combining our business with those of The Brand House Collective, Inc. (“TBHC”) and TCS may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the mergers with TBHC and TCS, which may adversely affect the combined company’s business results and negatively affect the value of the combined company’s common stock.

•	The other risks described in this prospectus and the documents incorporated by reference herein.
In evaluating all forward-looking statements, you should specifically consider the risks outlined above and in this prospectus and the documents incorporated by reference herein, especially under the headings “Special Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and similar headings. These factors may cause our actual results and outcomes to differ materially from those contemplated by any forward-looking statement. Although we believe that our assumptions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee or offer any assurance of future results, levels of activity, performance or achievements or other future events. Our forward-looking statements contained in this prospectus and the documents incorporated by reference herein speak only as of the date of this prospectus and the documents incorporated by reference herein, respectively, and, except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or any changes in our expectations or any change in any events, conditions or circumstances on which any of our forward-looking statements are based.
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PROSPECTUS SUMMARY
This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus, including the “Risk Factors” and our consolidated financial statements and related notes contained herein and therein, before making an investment decision.
Our Company
We are an omni-channel-focused retailer with an affinity model that owns or has ownership interests in various brands, offering a comprehensive array of products and services that enable our customers to enhance everyday life through quality, style, and value. In addition, we also offer an increasing number of add-on services across our platforms, including warranties, shipping insurance, and installation services. Our customer engagement and retention are bolstered by our welcome rewards+ membership program, enhancing the overall value proposition for our customers. We currently own Bed Bath & Beyond, Overstock, buybuy BABY, the Kirkland’s and Kirkland’s Home brands, SFV Services, and now The Container Store, among other brands.
Our company, based in Murray, Utah, was founded as a Utah limited liability company in 1997, reorganized as a C corporation in the State of Utah in 1998, and reincorporated in Delaware in 2002. We launched our initial website in March 1999. In November 2023, we changed our corporate name from Overstock.com, Inc. to Beyond, Inc., and transferred the principal listing of our Common Stock from the Nasdaq Global Market to the NYSE. In August 2025, we changed our corporate name from Beyond, Inc. to Bed Bath & Beyond, Inc. and changed our ticker symbol from “BYON” to “BBBY”. Our Common Stock ceased trading under the ticker symbol “BYON” at the close of market August 28, 2025, and on August 29, 2025, our Common Stock began trading under the ticker symbol “BBBY” on the NYSE. On August 4, 2026, we announced that we intend to transfer the principal listing of our Common Stock from the NYSE to the Nasdaq Stock Market LLC (“Nasdaq”), and that we expect trading to commence thereon at market open on August 17, 2026. We also announced that we plan to change our corporate name to Neighborhood Intelligence, Inc. and the ticker symbol for our common stock to “NHX,” effective August 17, 2026. We will not distinguish between our prior corporate names and our current corporate name and will refer to our current corporate name throughout this prospectus and any accompanying prospectus supplement.
Our principal executive offices are located at 433 W. Ascension Way, 3rd Floor, Murray, Utah 84123, and our telephone number is (801) 947-3100.

THE OFFERING
This summary highlights the information contained elsewhere in this prospectus. You should read carefully the following summary together with the more detailed description of the terms of the Common Stock contained elsewhere in this prospectus. See “Description of Capital Stock” in this prospectus.
Issuer:
Bed Bath & Beyond, Inc.
Shares Offered by the Selling Stockholders:
Up to 46,229,056 shares of Common Stock, including (i) 13,570,481 shares of Common Stock issued in connection with the TCS Merger, (ii) up to 25,458,575 shares of Common Stock issuable upon conversion of the Convertible Notes, including shares of Common Stock issuable as make-whole payments in connection with conversions of the Convertible Notes following certain fundamental changes of the Company or redemptions of Convertible Notes, and (iii) 7,200,000 shares of Common Stock issued pursuant to the SFV Merger.
Terms of the Offering:
The Selling Stockholders will determine when and how they will dispose of the Resale Shares registered for resale under this prospectus. See “Plan of Distribution.”
Shares of Common Stock Outstanding:
As of July 31, 2026, 95,330,379 shares of our Common Stock were issued and outstanding.
Use of Proceeds:
We will not receive any proceeds from the resale of the Resale Shares offered by the Selling Stockholders under this prospectus. The net proceeds from the resale of the Resale Shares offered by this prospectus will be received by the Selling Stockholders.
Exchange Listing:
Shares of our Common Stock trade on the NYSE under the symbol “BBBY.”
Risk Factors:
Investing in our common stock involves significant risks. See “Risk Factors” on page 6 of this prospectus and the other information included or incorporated by reference in this prospectus and any applicable prospectus supplement for a discussion of certain factors you should carefully consider before deciding to invest in shares of our Common Stock.

INFORMATION RELATED TO THE TCS MERGER SHARES AND THE CONVERTIBLE NOTES
On July 8, 2026 (the “TCS Closing Date”), the Company completed the previously announced acquisition of TCS, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of April 2, 2026 (the “TCS Merger Agreement”), by and among the Company, TCS Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“TCS Merger Sub”), and TCS. Pursuant to the TCS Merger Agreement, upon the terms and subject to the conditions set forth therein, TCS Merger Sub merged with and into TCS, with TCS surviving as a wholly owned subsidiary of the Company (the “TCS Merger”).
In connection with the TCS Merger, on July 8, 2026, the Company issued 13,570,481 shares of Common Stock (the “TCS Merger Shares”) and $111,254,000 aggregate principal amount of Convertible Notes, after giving effect to the repurchase of 286,663 shares of Common Stock by the Company and the cancellation of $1,299,000 aggregate principal amount of Convertible Notes in connection with the repayment of certain TCS loans immediately following the closing of the TCS Merger. 142,857 of the total 13,570,481 shares of Common Stock were issued in satisfaction of certain obligations of a wholly owned subsidiary of TCS under a consulting services agreement with Spruce Advisory Group, LLC.
The Convertible Notes were issued under an indenture, dated as of July 8, 2026 (the “Indenture”), among the Company, the guarantors from time to time party thereto and Computershare Trust Company, N.A., as trustee. The Convertible Notes are senior, unsecured obligations of the Company and accrue interest payable semiannually in arrears at a rate of 5.00% per year on April 1 and October 1 of each year, beginning April 1, 2027. The Convertible Notes mature on July 8, 2033, unless earlier converted or repurchased. The Convertible Notes are guaranteed on a senior, unsecured basis by certain subsidiaries of the Company. The Convertible Notes will be convertible into cash, shares of Common Stock, or a combination of cash and shares of Common Stock at the Company’s election at an initial conversion rate of 109.8901 shares of Common Stock per $1,000 principal amount of the Convertible Notes, which is equivalent to an initial conversion price of approximately $9.10 per share of Common Stock (which equates to approximately 12.2 million shares of Common Stock). The conversion rate will be subject to adjustment upon the occurrence of certain specified events, but will not be adjusted for any accrued and unpaid interest. In addition, upon the occurrence of certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) or if the Convertible Notes are subject to redemption, the Company will, in certain circumstances, increase the conversion rate by a number of additional shares of Common Stock (not to exceed 228.8329 shares of Common Stock per $1,000 principal amount of the Convertible Notes) for a holder that elects to convert its Convertible Notes in connection with such Make-Whole Fundamental Change or such redemption.
Under the Indenture, the Company agreed to use its reasonable best efforts to obtain the approval of its stockholders as required under applicable NYSE and Nasdaq rules and regulations in connection with the issuance of the underlying Common Stock upon conversion of the Convertible Notes (the “Required Stockholder Approval”). The Indenture provides that if the Company has not obtained such stockholder approval on or before the earlier of (i) the first stockholder meeting date after the TCS Closing Date or (ii) October 8, 2026, the interest payable on the Convertible Notes will increase from 5.00% to 10.00% per year until such stockholder approval is obtained, and if the Company has not obtained such stockholder approval on or before the earlier of (i) the second stockholder meeting date after the TCS Closing Date or (ii) January 8, 2027, the interest payable on the Convertible Notes will increase from 10.00% to 12.00% per year until such stockholder approval is obtained.
Until the Company obtains the Required Stockholder Approval, the Company may only issue a limited number of shares of Common Stock upon the conversion of any Convertible Notes as further described in the Indenture, and thereafter, the Company would be required to settle such conversions in cash.
Under the Indenture, the Company also agreed to use its reasonable best efforts to obtain the approval of its stockholders to amend its constituent documents to increase the number of authorized shares of Common Stock to an amount that is sufficient to settle the conversion of all Convertible Notes in shares of Common Stock. The Company previously obtained this approval on May 14, 2026.
Issuances of our Common Stock to the holders of Convertible Notes upon conversion thereof will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of the conversion of our Convertible Notes into shares of Common Stock. Although the number of shares of our Common Stock that our existing shareholders own will not decrease, the shares of our Common Stock owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of our Common Stock.

TCS Registration Rights Agreement
On the TCS Closing Date, in connection with the TCS Merger, the Company entered into the Registration Rights and Lock-Up Agreement (the “TCS Registration Rights Agreement”) with certain investors, all of which are Selling Stockholders. Pursuant to the TCS Registration Rights Agreement, the Company agreed, among other things, (i) to prepare and file a registration statement with the SEC (of which this prospectus forms a part) to register the resale of (a) the TCS Merger Shares and (b) the shares of our Common Stock issuable upon conversion of the Convertible Notes and (ii) to cause the registration statement to become and remain effective within the time periods specified in the TCS Registration Rights Agreement. We have also agreed, among other things, to indemnify the Selling Stockholders party to the TCS Registration Rights Agreement and their respective officers, directors, members, partners, agents, brokers, investment advisors and employees from certain liabilities and to pay all fees and expenses incident to our performance of or compliance with the TCS Registration Rights Agreement.
In addition, during the TCS Lock-Up Period (as defined below), the Selling Stockholders (the “TCS Lock-Up Parties”) are prohibited from transferring two-thirds of the TCS Merger Shares received in connection with the TCS Merger (the “TCS Lock-Up Shares”), subject to certain customary exceptions and excluding the shares issued in satisfaction of the obligations of a wholly owned subsidiary of TCS under the consulting services agreement with Spruce Advisory Group, LLC. Under the TCS Registration Rights Agreement, the “TCS Lock-Up Period” is the period commencing on the TCS Closing Date and (a) with respect to 50% of the TCS Lock-Up Shares, ending on the earlier of (i) the 180th day following the TCS Closing Date and (ii) the date on which the daily volume-weighted average price (the “VWAP”) of the Common Stock on the NYSE or Nasdaq, as applicable, equals or exceeds $9.80 per share for 20 consecutive trading days; and (b) with respect to the other 50% of the TCS Lock-Up Shares, ending on the earlier of (i) the 270th day following the TCS Closing Date and (ii) the date on which the VWAP of the Common Stock on the NYSE or Nasdaq, as applicable, equals or exceeds $14.00 per share for 20 consecutive trading days.
The foregoing summary of the TCS Merger Agreement, the Indenture and the TCS Registration Rights Agreement does not purport to be complete and are qualified in their entirety by reference to the full text of the TCS Merger Agreement, the Indenture and the TCS Registration Rights Agreement, copies of which are filed as Exhibits 2.1, 4.1 and 10.1, respectively, to our Current Report on Form 8-K filed with the SEC on July 9, 2026 and incorporated herein by reference. We encourage our stockholders to read the SFV Merger Agreement, the Indenture and the TCS Registration Rights Agreement in its entirety for a more complete description of their terms.
INFORMATION RELATED TO THE SFV MERGER SHARES
On June 30, 2026 (the “SFV Closing Date”), the Company acquired SFV Services pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 30, 2026 (the “SFV Merger Agreement”), by and among the Company, Beyond Home Services, LLC, SFV Merger Sub, Inc., SFV Services, Mitchell Rosen Revocable Trust (“MR Trust”) and Sharon Rosen Revocable Trust (together with MR Trust, the “SFV Sellers’). In connection with the consummation of the SFV Merger, the Company issued 7,200,000 shares of Common Stock (the “SFV Merger Shares”) to the SFV Sellers in exchange for all of the outstanding shares of capital stock of SFV Services.
SFV Registration Rights Agreement
On the SFV Closing Date, in connection with the SFV Merger, the Company entered into a Registration Rights, Lock-up and Voting Agreement (the “SFV Registration Rights Agreement”) with the SFV Sellers (both of which are Selling Stockholders). Pursuant to the SFV Registration Rights Agreement, the Company agreed, among other things, (i) to prepare and file with the SEC a registration statement (of which this prospectus forms a part) to register for resale the SFV Merger Shares and (ii) to cause the registration statement to become and remain effective within the time periods specified in the SFV Registration Rights Agreement. We have also agreed, among other things, to indemnify the SFV Sellers from certain liabilities and to pay all fees and expenses incident to our performance of or compliance with the SFV Registration Rights Agreement.
In addition, pursuant to the SFV Registration Rights Agreement, 3,750,000 of the aggregate SFV Merger Shares are subject to certain transfer restrictions (subject to certain customary exceptions) for a period of 12 months following the SFV Closing Date (the “SFV Lock-Up Period”). For the duration of the SFV Lock-up Period, the SFV Sellers have also agreed to certain “standstill” restrictions, which prohibit the SFV Sellers and their respective affiliates from, directly or indirectly: (i) acquiring any material assets, businesses or securities of the Company, (ii) publicly or privately offering to enter into, or publicly proposing, any merger, business combination, recapitalization, restructuring or other similar transaction with the Company or any of its subsidiaries, (iii) initiating any stockholder proposal or convening a meeting of stockholders of the Company, or (iv) soliciting proxies with respect to any matter, or otherwise seeking to influence, advise or direct the vote of the stockholders of the Company.
The SFV Sellers have also agreed in the Registration Rights Agreement, for the duration of the SFV Lock-up Period, to cause their respective SFV Merger Shares to be counted as present for stockholder quorum purposes and to vote in accordance with the recommendations of the Board of Directors of the Company with respect to all proposals submitted to the stockholders of the Company for a vote, subject to certain limited exceptions.
The foregoing summary of the SFV Merger Agreement, SFV Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the SFV Merger Agreement and the SFV Registration Rights Agreement, copies of which are filed as Exhibit 2.1 and 10.1, respectively, to our Current Report on Form 8-K filed with the SEC on July 1, 2026 and incorporated herein by reference. We encourage our stockholders to read the SFV Merger Agreement and SFV Registration Rights Agreement in its entirety for a more complete description of its terms.

RISK FACTORS
Investment in our Common Stock offered pursuant to this prospectus and any applicable prospectus supplement involves risks. Before deciding whether to invest in our Common Stock, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in our Common Stock. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Special Cautionary Note Regarding Forward-Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
Risks Related to this Offering by the Selling Stockholders
The sale of a substantial number of shares of our common stock in the public market, including sale of the shares issued or issuable to the Selling Stockholders, could adversely affect the prevailing market price for our common stock.
We are registering for resale up to 46,229,056 shares of our Common Stock, including up to 25,458,575 shares of our Common Stock issuable upon the conversion of our Convertible Notes (including shares of Common Stock issuable as make-whole payments in connection with conversions of the Convertible Notes following certain fundamental changes of the Company or redemptions of Convertible Notes), by the Selling Stockholders to fulfill our contractual obligations under the SFV Registration Rights Agreement and TCS Registration Rights Agreement. Sales of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. We cannot predict if and when the Selling Stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of our Common Stock or other equity or debt securities exercisable for, or convertible into, shares of our Common Stock. Any such issuances could result in substantial dilution to our existing stockholders and could cause our stock price to decline.
If the Required Stockholder Approval is not obtained at the first Company stockholder meeting following the TCS Closing Date, the interest payable on our Convertible Notes will increase until such time as we obtain the Required Stockholder Approval, and we may not have sufficient cash on hand or the ability to raise the funds necessary to settle conversions of the Convertible Notes in cash or to repay the Convertible Notes at maturity or repurchase the Convertible Notes in certain circumstances as required under the Indenture, any of which could have a material adverse effect on our business, financial condition, results of operations and stock price.
Under the Indenture, we are required to continue to seek approval and call additional stockholder meetings until the Required Stockholder Approval has been obtained. If the Required Stockholder Approval is not obtained at the first Company stockholder meeting following the TCS Closing Date, the interest payable on the Convertible Notes will increase from 5.00% per annum to 10.00% per annum until such time as the Required Stockholder Approval is obtained. Additionally, if the Company has not obtained the Required Stockholder Approval by the earlier of the next Company stockholder meeting or January 8, 2027, the interest payable on the Convertible Notes will increase from 10.00% to 12.00% per annum until such time as the Required Stockholder Approval is obtained. If we experience a significant delay in obtaining the Required Stockholder Approval, or if we are unable to obtain the Required Stockholder Approval, the increased interest rate payable on the Convertible Notes may materially adversely affect our financial condition, liquidity, results of operations and stock price.
If we are unable to obtain the Required Stockholder Approval, the Company may only issue a limited number of shares of Common Stock upon the conversion of any Convertible Notes, as further described in the Indenture, and thereafter, the Company would be required to settle such conversions in cash, which may create liquidity challenges and financial distress. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur prior to the maturity date of the Convertible Notes, or if we elect to redeem the Convertible Notes, we will, in certain circumstances, increase the conversion rate by a number of additional shares of Common Stock for a holder that elects to convert its Convertible Notes in connection with such Make-Whole

Fundamental Change or such redemption. If we have not obtained the Required Stockholder Approval and a Make-Whole Fundamental Change or redemption occurs, we may not have sufficient cash on hand or be able to obtain financing at the time we are required to settle conversions of Convertible Notes or make other cash payments in respect of the Convertible Notes, such as interest payments or repayment at maturity or earlier repurchase of the Convertible Notes in certain circumstances as required under the Indenture. Additionally, instruments governing our future indebtedness may contain limitations on our ability to pay cash upon conversion or repurchase of the Convertible Notes. If we experience a default under the Indenture or instruments governing our future indebtedness, our business, financial condition, results of operations and stock price may be materially adversely affected.

USE OF PROCEEDS
We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of the Resale Shares covered hereby. The net proceeds from the sale of the Resale Shares offered by this prospectus will be received by the Selling Stockholders.
Subject to limited exceptions, the Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of any of the Resale Shares. We will bear the costs, fees and expenses incurred in effecting the registration of the Resale Shares covered by this prospectus, including all registration and filing fees, stock exchange listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DESCRIPTION OF CAPITAL STOCK
The following information describes our common stock, par value $0.0001 per share, as well as certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This description is only a summary. For a complete statement of the terms and rights of the common stock, you should also refer to our amended and restated certificate of incorporation and amended and restated bylaws which have been publicly filed with the SEC, as well as the General Corporation Law of the State of Delaware (“DGCL”). See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”
Capital Stock
Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors may establish the rights, powers and preferences of undesignated preferred stock from time to time. Our board of directors is authorized, without stockholder approval, except as required by the listing standards of the NYSE or Nasdaq, as applicable, to issue additional shares of our authorized capital stock.
Common Stock
Voting Rights
The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our amended and restated certificate of incorporation prohibits cumulative voting. Pursuant to our amended and restated bylaws, the election of directors shall be decided by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. With respect to matters other than the election of directors, if a quorum is present, the affirmative vote of a majority of the shares represented and voting at a duly held meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders, unless the vote of a greater number or a vote by classes is required by law, by our amended and restated certificate of incorporation or by our amended and restated bylaws. The holders of a majority of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Our amended and restated certificate of incorporation prohibits stockholders from taking action by written consent in lieu of a meeting.
Dividend Rights
We have never declared or paid any cash dividends on our common stock. We currently intend to retain any earnings for future growth and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors the board deems relevant.
Preemption, Conversion, and Redemption Rights
Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and/or issue in the future.
Board of Directors
The number of directors is fixed by, or in the manner provided in, our amended and restated certificate of incorporation and amended and restated bylaws. All of our directors elected at an annual meeting of stockholders shall hold office for a term that expires at the next annual meeting of stockholders (or until their respective successors shall have been elected and qualified or until their earlier death, resignation or removal).
Anti-Takeover Effects of Certain Provisions of Delaware Law
Provisions of Delaware law and of our amended and restated certificate of incorporation and amended and restated bylaws could make the acquisition of the Company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. These provisions can discourage inadequate takeover bids and encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unsolicited proposal would outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unsolicited proposal could result in terms more favorable to our stockholders.
We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this law may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.
This summary of the provisions of Section 203 of the DGCL does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws, and the DGCL.
Anti-Takeover Provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below could discourage, delay or prevent a change in control of our Company or changes in our management that the stockholders of our Company may deem advantageous.
Preferred Stock
Under our amended and restated certificate of incorporation, the board of directors may issue, without further stockholder approval, shares of preferred stock in one or more series and may also set forth the voting powers, full or limited or none, of each such series of preferred stock, which the board could use to implement a stockholder rights plan (also known as a “poison pill”). The board of directors shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of preferred stock and the qualifications, limitations or restrictions of such powers, designations, preferences or rights.
No Action by Written Consent
Under our amended and restated certificate of incorporation and amended and restated bylaws, stockholders of the Company may not take action by written consent in lieu of a meeting.
Special Meetings of Stockholders
Under our amended and restated bylaws, special meetings of our stockholders may be called only by the board of directors, the chairman of the board, the chief executive officer, or the president of the Company.
Advance Notice Requirements for Stockholders Proposals and Director Nominations
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Board of Directors and Vacancies
The authorized number of directors on the board of directors will be established from time to time by resolution of the board of directors. Vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.
Amendment of Our Amended and Restated Bylaws
The board of directors is expressly authorized to make, alter or repeal our amended and restated bylaws. Our amended and restated bylaws provide that stockholders are permitted to amend the amended and restated bylaws only with the approval of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of outstanding capital stock entitled to vote at an election of directors.

Forum Selection Clause
Under the amended and restated certificate of incorporation and the amended and restated bylaws, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for making certain types of claims will be a state or federal court located within the State of Delaware. This provision applies to (i) any derivative action or proceeding brought on behalf of the company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation and the amended and restated bylaws, or (iv) any action asserting a claim against the company or any director or officer or other employee of the company governed by the internal affairs doctrine.
Transfer Agent and Registrar
Our transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Listing
Our common stock is listed on the NYSE under the trading symbol “BBBY.”

SELLING STOCKHOLDERS
This prospectus relates to the resale by the Selling Stockholders from time to time of up to 46,229,056 shares of Common Stock, which shares consist of (i) 13,570,481 shares of Common Stock issued in connection with the TCS Merger, (ii) up to 25,458,575 shares of Common Stock issuable upon conversion of the Convertible Notes, including shares of Common Stock issuable as make-whole payments in connection with conversions of the Convertible Notes following certain fundamental changes of the Company or redemptions of the Convertible Notes, and (iii) 7,200,000 shares of Common Stock issued pursuant to the SFV Merger.
The Selling Stockholders may from time to time offer and sell any or all of the Resale Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement.
This prospectus covers the resale or other disposition by the Selling Stockholders or any of their respective pledgees, donees, distributees, transferees, assignees or other successors-in-interest that receive their shares after the date of this prospectus of up to the total number of shares of Common Stock listed herein.
The Selling Stockholders may sell some, all or none of their Resale Shares. We do not know how long the Selling Stockholders will hold the Resale Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the Resale Shares, other than with respect to the Resale Shares that are subject to the TCS Lock-Up Period and the SFV Lock-Up Period as further described herein under the sections entitled “Prospectus Summary—Information Related to the TCS Merger Shares and the Convertible Notes—TCS Registration Rights Agreement” and “Prospectus Summary—Information Related to the SFV Merger Shares—SFV Registration Rights Agreement.”
We cannot advise you as to whether the Selling Stockholders will in fact receive or sell any or all of such Common Stock. The number of shares of our Common Stock issuable to the Selling Stockholders upon conversion of Convertible Notes may be subject to certain limitations under the indenture governing the Convertible Notes, including for purposes of our compliance with the listing standards of the NYSE or Nasdaq, as applicable, and for purposes of a Selling Stockholder limiting their beneficial ownership of our Common Stock to certain specified thresholds. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of the table below, however, we have assumed that after termination of this offering, none of the shares of Common Stock registered for resale under this prospectus will be beneficially owned by the Selling Stockholders, and we have further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional shares of Common Stock during this offering.
The following table sets forth, based on representations from the Selling Stockholders, the names of the Selling Stockholders, the aggregate number of shares of Common Stock beneficially owned prior to this offering, the aggregate number of Resale Shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Stockholders after this offering assuming the sale of all of the Resale Shares offered hereby. The percentages of Common Stock owned after the offering by each Selling Stockholder below are based on 95,330,379 shares of Common Stock outstanding as of July 31, 2026.
Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Shares of Common Stock Beneficially Owned Prior to this Offering		Maximum Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Number	Percent		Number	Percent
Mitchell Rosen Revocable Trust(2)	3,600,000	3.78%	3,600,000	—	*
Sharon Rosen Revocable Trust(2)	3,600,000	3.78%	3,600,000	—	*
ALCOF III NUBT, L.P.(3)	232,850	*	232,850	—	*
AlphaCentric Real Income Fund(4)	—	*	446,453	—	*
AMMC CLO 23, Limited(5)	45,113	*	45,113	—	*
AMMC CLO 24, Limited(5)	78,118	*	78,118	—	*

	Shares of Common Stock Beneficially Owned Prior to this Offering		Maximum Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Number	Percent		Number	Percent
AMMC CLO 25, Limited(5)	78,118	*	78,118	—	*
AMMC CLO 27, Limited(5)	113,493	*	113,493	—	*
Cantor Fitzgerald Securities(6)	47,262	*	47,262	—	*
CrossingBridge Low Duration High Income Fund(4)	2,924,012	3.07%	8,998,152	—	*
CrossingBridge Responsible Credit Fund(4)	149,973	*	410,156	—	*
Destinations Global Fixed Income Opportunities Fund, a series of Brinker Capital Destinations Trust(4)	309,113	*	1,653,964	—	*
GC Finance Operations Trust(7)	3,887,005	4.08%	11,635,745	—	*
Gems 6 Sub 2, LLC(7)	85,278	*	255,301	—	*
Gems 6i Sub 1, L.P.(7)	54,037	*	161,817	—	*
Glendon Opportunities Fund II, L.P.(8)	1,810,625	1.90%	5,200,098	—	*
Glendon Opportunities Fund III, L.P.(8)	970,691	1.02%	2,787,624	—	*
Golub Sapphire Fund, L.P.(7)	68,959	*	206,488	—	*
Joseph S. & Diane H. Steinberg 1992 Charitable Trust(4)	50,537	*	50,537	—	*
JSS-COH LLC(4)	50,537	*	50,537	—	*
LCM 26 Ltd.(9)	7,599	*	7,599	—	*
LCM 27 Ltd.(9)	6,744	*	6,744	—	*
LCM 28 Ltd.(9)	6,744	*	6,744	—	*
LCM 29 Ltd.(9)	6,801	*	6,801	—	*
LCM 30 Ltd.(9)	6,626	*	6,626	—	*
LCM 31 Ltd.(9)	9,614	*	9,614	—	*
LCM 32 Ltd.(9)	10,061	*	10,061	—	*
LCM 33 Ltd.(9)	8,529	*	8,529	—	*
LCM 34 Ltd.(9)	8,766	*	8,766	—	*
LCM 35 Ltd.(9)	9,227	*	9,227	—	*
LCM 36 Ltd.(9)	7,881	*	7,881	—	*
LCM 37 Ltd.(9)	13,682	*	13,682	—	*
LCM 38 Ltd.(9)	10,887	*	10,887	—	*
LCM 39 Ltd.(9)	13,097	*	13,097	—	*
LCM 40 Ltd.(9)	10,008	*	10,008	—	*
LCM Loan Income Fund I Ltd.(9)	7,267	*	7,267	—	*
LCM XIV Limited Partnership(9)	6,744	*	6,744	—	*
LCM XV Limited Partnership(9)	8,668	*	8,668	—	*
LCM XVI Limited Partnership(9)	8,090	*	8,090	—	*
LCM XVII Limited Partnership(9)	6,744	*	6,744	—	*
LCM XVIII Limited Partnership(9)	7,390	*	7,390	—	*
LCM XXIII Ltd. (9)	10,053	*	10,053	—	*
LCM XXIV Ltd. (9)	8,633	*	8,633	—	*
LCM XXV Ltd. (9)	8,668	*	8,668	—	*
Loomis Sayles Senior Floating Rate and Fixed Income Fund(10)	64,877	*	64,877	—	*
OPAL BSL Holdings 1 LLC(7)	608,481	*	1,821,524	—	*
Riverpark Strategic Income Fund(4)	1,225,104	1.29%	3,723,273	—	*
Spruce Advisory Group, LLC(11)	146,044	*	397,302	—	*
Tikehau US CLO I Ltd.(12)	13,477	*	13,477	—	*

	Shares of Common Stock Beneficially Owned Prior to this Offering		Maximum Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Number	Percent		Number	Percent
Tikehau US CLO II Ltd.(13)	14,001	*	14,001	—	*
Tikehau US CLO III Ltd. (13)	14,086	*	14,086	—	*
Tikehau US CLO IV, Ltd. (13)	14,128	*	14,128	—	*
Z Capital Credit Partners CLO 2021-1 Ltd.(14)	306,039	*	306,039	—	*

*	Less than 1%.
(1)
For purposes of calculating the maximum number of shares of Common Stock being offered, we have assumed that (i) the Company has obtained the Required Stockholder Approval, (ii) all conversions of the Convertible Notes are settled in shares of Common Stock, and (iii) the maximum possible number of shares issuable as make-whole payments in connection with conversions of the Convertible Notes following the occurrence of a “Make-Whole Fundamental Change” (as defined in the Indenture) involving the Company or redemption of the Convertible Notes have been issued. If the Company is unable to obtain the Required Stockholder Approval, the Company may only issue a limited number of shares of Common Stock upon the conversion of any Convertible Notes, as further described in the Indenture, and thereafter, the Company would be required to settle all such conversions in cash. If the Required Stockholder Approval is obtained and (x) the Company elects to settle conversions of Convertible Notes in cash or a combination of cash and shares of Common Stock, or (y) a Make-Whole Fundamental Change or redemption of Convertible Notes does not occur, then, in either case, the number of shares of Common Stock issuable upon conversion of the Convertible Notes would decrease and the maximum number of shares of Common Stock offered hereby would decrease by an equivalent amount. For purposes of calculating the maximum number of shares of Common Stock being offered, we have also displayed numbers without giving effect to any beneficial ownership or other limitations contained in the Indenture governing the Convertible Notes.

(2)
The Sharon Rosen Revocable Trust and the Mitchell A. Rosen Revocable Trust (together, the “Rosen Trusts”) collectively own 7,200,000 shares. The Mitchell Rosen Trust directly holds 3,600,000 shares and Mitchell A. Rosen serves as trustee and grantor of the Mitchell A. Rosen Trust and, in such capacity, has sole voting and dispositive power over the Common Stock held by such trust. The Sharon Rosen Trust directly holds 3,600,000 shares; Sharon Rosen and Mitchell A. Rosen are married and serve as co-trustees of the Sharon Rosen Trust and, in such capacities, share voting and dispositive power over the 3,600,000 shares that are held by the Sharon Rosen Revocable Trust and 3,600,000 of which shares are held by The Mitchell A. Rosen Revocable Trust. The address of the Rosen Trusts is 139 Island Estates Parkway, Palm Coast, Florida 32137

(3)
ALCOF III NUBT, L.P, is the record and direct holder of the securities reported herein. Arbour Lane Capital Management, LP, as investment manager to such fund, exercises voting and investment power over the securities held by such fund and therefore may be deemed to beneficially own such securities. Arbour Lane Fund III GP, LLC, as the general partner of the fund, may also be deemed to beneficially own such securities. The business address of each of these reporting persons is 700 Canal Street, 4th Floor, Stamford, Connecticut 06902. Each of the foregoing entities disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(4)
Crossing Bridge Advisors, LLC is the investment adviser to the Selling Stockholder and may be deemed to be the beneficial owner of the shares held by the Selling Stockholder. David K. Sherman is the Chief Investment Officer of CrossingBridge Advisors, LLC and may be deemed to have investment and voting power over the shares held by the Selling Stockholder. Each of CrossingBridge Advisors, LLC and Mr. Sherman disclaim beneficial ownership of these shares. The address of the Selling Stockholder is c/o CrossingBridge Advisors, LLC, 427 Bedford Road, Pleasantville, New York 10570. Includes 446,453, 6,074,140, 260,183, 1,344,851 and 2,498,169 shares of Common Stock issuable to AlphaCentric Real Income Fund, CrossingBridge Low Duration High Income Fund, CrossingBridge Responsible Credit Fund, Destinations Global Fixed Income Opportunities Fund, a series of Brinker Capital Destinations Trust and Riverpark Strategic Income Fund, respectively, upon the conversion of Convertible Notes held by each such Selling Stockholder.

(5)
Pursuant to a Collateral Management Agreement between American Money Management Corporation (“AMMC”) and the Selling Stockholder, AMMC may be deemed to have sole voting and investment power over the shares held or beneficially owned by the Selling Stockholder. AMMC disclaims beneficial ownership of the shares held or beneficially owned by the Selling Stockholder. An affiliate of AMMC owns subordinated notes issued by the applicable Selling Stockholder and may be deemed to have a beneficial interest in the applicable shares held or beneficially owned by the applicable Selling Stockholder. The address of the Selling Stockholder is 301 East Fourth St., Cincinnati, Ohio 45202

(6)
Cantor Fitzgerald Securities (“CFS”) is the record owner of the securities reported herein. The business address of CFS is 110 East 59th Street, New York, NY 10022. Cantor Fitzgerald, L.P. (“CFLP”) indirectly controls CFS. CFLP is controlled by CF Group Management, Inc.(“CFGM”), its managing general partner.

Mr. Brandon G. Lutnick is the controlling trustee of the trusts that own all of the voting shares of CFGM, and therefore controls CFGM. No other person or entity other than Brandon G. Lutnick and entities and trusts controlled by him for the benefit of himself, his siblings and their respective descendants owns more than a 10% economic interest in Cantor Fitzgerald, L.P. As such, each of CFLP, CFGM and Mr. Lutnick maybe deemed to beneficially own the securities directly held by CFS. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(7)
GC Advisors LLC (“GCA”) is the management company of GC Finance Operations Trust, the investment advisor of the sole member of GEMS 6 Sub 2, LLC, the investment manager of the sole member of GEMS 6i Sub 1, L.P. and the investment manager of Golub Sapphire Fund, L.P. Lawrence E. Golub and David B. Golub are the co-Chief Executive Officers of GCA and are the managers of the managing member of OPAL BSL Holdings 1 LLC. Messers. Golub and Golub make voting and investment decisions on behalf of GCA and OPAL BSL Holdings 1 LLC. As a result, GCA and Messrs. Golub and Golub may be deemed to be the beneficial owners of the shares held by each such Selling Stockholder. The business address of each such Selling Stockholder is 200 Park Avenue, 25th Floor, New York, New York 10166. Includes 7,748,740, 170,023, 107,780, 137,529 and 1,213,043 shares of Common Stock issuable to GC Finance Operations Trust, GEMS 6 Sub 2, LLC, GEMS 6i Sub 1, L.P., Golub Sapphire Fund, L.P. and OPAL BSL Holdings 1 LLC, respectively, upon conversion of Convertible Notes held by each such Selling Stockholder.

(8)
Glendon Capital Management L.P. (“GCM”) is the investment manager to the Selling Stockholder, and Holly Kim Olson is the Partner of Glendon Capital Management L.P. responsible for investment decisions regarding the Common Stock held by the Selling Stockholder. Thus

GCM and Ms. Olson may be deemed to have shared voting and dispositive power over the shares held by the Selling Stockholder. The address for each of the Selling Stockholder is c/o Glendon Capital Management L.P., 2425 Olympic Blvd., Suite 500E, Santa Monica, California 90404. Includes 3,389,473 and 1,816,933 shares of Common Stock issuable to Glendon Opportunities Fund II, L.P. and Glendon Opportunities Fund III, L.P., respectively, upon the conversion of Convertible Notes held by each such Selling Stockholder.
(9)
Voting and dispositive power for the shares held by the Selling Stockholder requires the majority vote of a six-person investment committee. The address for the Selling Stockholder is 200 Crescent Ct, Suite 1414, Dallas, Texas 75201.

(10)	The address for the Selling Stockholder is 888 Boylston Street, Boston, Massachusetts 02199.
(11)
Joel Bines is the Sole Member and Manager of Spruce Advisory Group LLC and holds voting and dispositive power over the shares held by Spruce Advisory Group. The address of Spruce Advisory Group LLC is 6031 Norway Rd., Dallas, Texas 75230. Includes 251,259 shares of Common Stock shares issuable upon the conversion of the Convertible Notes.

(12)
Epeli Rokotuiveikau is the Head of US CLOs and Joseph Naber is the portfolio manager for the Selling Stockholder and may thus be deemed to have shared investment and dispositive power of the shares held by the Selling Stockholder. The address for the Selling Stockholder is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008.

(13)
Epeli Rokotuiveikau is the Head of US CLOs and Joseph Naber is the portfolio manager for the Selling Stockholder and may thus be deemed to have shared investment and dispositive power of the shares held by the Selling Stockholder. The address for the Selling Stockholder is Park Place, 55 Par La Ville Road, Third Floor, Hamilton, Bermuda HM11.

(14)
Z Capital CLO Management, L.L.C. is the collateral manager of Z Capital Credit Partners CLO 2021-1 Ltd. Jedidiah Lee is the principal of Z Capital CLO Management, L.L.C. and may thus be deemed to have investment discretion and voting power over the shares held by Z Capital Credit Partners CLO 2021-1 Ltd. The address of the Selling Stockholder is c/o Z Capital CLO Management, L.L.C., 430 Park Avenue, 16th Floor, New York, New York 10022.

PLAN OF DISTRIBUTION
Each Selling Stockholder and any of their respective pledgees, donees, distributees, transferees, assignees or other successors-in-interest selling Resale Shares received from a named Selling Stockholder as a gift, partnership distribution or other permitted transfer after the date of this prospectus (all of whom may constitute and shall be considered to be Selling Stockholders hereunder) may, from time to time, sell any or all of the Resale Shares covered hereby. These sales may be at fixed or negotiated prices, prevailing market prices at the time of sale, prices related to such prevailing market prices or varied prices determined at the time of sale. A Selling Stockholder may use any one or more of the following methods when selling securities pursuant to this prospectus:
•	sales on NYSE, Nasdaq or any national securities exchange, quotation service, market or trading facility on which our common stock may be listed or quoted at the time of sale;
•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	sales in the over-the-counter market;
•	“at the market” offerings or through market makers or into an existing market for the securities;
•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker dealer as principal and resale by the broker dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	distributions to their members, partners or stockholders;
•	settlement of short sales (including short sales “against the box”);
•	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options (including the issuance of derivative securities) or other hedging transactions, whether through an options exchange or otherwise;
•	any other method permitted pursuant to applicable law; or
•	a combination of any such methods of sale.
The Selling Stockholders may also sell their Resale Shares under Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule (“Rule 144”), or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker dealers engaged by the Selling Stockholders may arrange for other broker dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
In connection with the sale of the Resale Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker dealers or other financial institutions, which may in turn engage in short sales of the Resale Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell Resale Shares short and deliver these securities to close out their short positions, or loan or pledge the Resale Shares to broker dealers that in turn may sell such shares. The Selling Stockholders may also enter into option or other transactions with broker dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker dealer or other financial institution of the Resale Shares offered by this prospectus, which securities such broker dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders will act independently of us in making decisions with respect to the price, timing, manner and size of each sale of securities. Offers to purchase securities may be solicited directly by the Selling Stockholders and the sale thereof may be made by the Selling Stockholders directly to institutional investors or others. In such a case, no underwriters or agents would be involved. The Selling Stockholders may use electronic media, including the Internet, to sell offered securities directly. The Selling Stockholders may offer the securities covered by this prospectus into an existing trading market on the terms described herein or in any applicable prospectus supplement, amendment or free writing prospectus relating thereto. If the Selling Stockholders utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, the Selling Stockholders may sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by the dealer at the time of resale.
Any underwriters, broker dealers or agents that are involved in selling the Resale Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Selling Stockholders may, from time to time, pledge or grant a security interest in some of the Resale Shares owned by them and, if any of the Selling Stockholders default in their performance of its secured obligations, the pledgees or secured parties may offer and sell such Resale Shares, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
A Selling Stockholder that is an entity may elect to make an in-kind distribution of the Resale Shares to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares pursuant to the distribution through this prospectus.
The Selling Stockholders also may transfer the Resale Shares (including by transfer of the Convertible Notes) in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by any of the Selling Stockholders that a donee, pledgee, transferee, other successor- in-interest intends to sell our Resale Shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Resale Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this prospectus effective until the date on which all Resale Shares covered by this Registration Statement have been sold hereunder in accordance with the plan of distribution disclosed herein, or otherwise cease to be registrable securities. The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act, as applicable).

LEGAL MATTERS
The validity of our Common Stock offered hereby will be passed upon for us by Sidley Austin LLP, New York, New York.
EXPERTS
The consolidated financial statements of Bed Bath & Beyond, Inc. (formerly known as Beyond, Inc.) as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Medici Ventures, L.P. as of September 30, 2023 and for the year then ended have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in the Annual Report (Form 10-K) of Bed Bath & Beyond, Inc., for the year ended December 31, 2025, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Medici Ventures, L.P. as of September 30, 2024 and for the year then ended have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in the Annual Report (Form 10-K) of Bed Bath & Beyond, Inc., for the year ended December 31, 2025, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of tZERO Group, Inc. as of December 31, 2023 and 2022 and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of Baker Tilly US, LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of The Brand House Collective, Inc. as of January 31, 2026 and February 1, 2025 and for the three years in the period ended January 31, 2026 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and are included in the Current Report on Form 8-K/A of Bed Bath & Beyond, Inc. filed on May 8, 2026, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of The Container Store Group, Inc. as of March 29, 2025 and for the periods from January 26, 2025 through March 29, 2025 (Successor) and March 31, 2024 through January 25, 2025 (Predecessor) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in the Current Report on Form 8-K/A of Bed Bath & Beyond, Inc. filed on July 27, 2026, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The audited historical financial statements of The Container Store Group, Inc. included as Exhibit 99.1 of Bed Bath & Beyond, Inc.’s Current Report on Form 8-K/A dated July 27, 2026 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Cabinets To Go, LLC as of December 31, 2025 and for the year then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.
The financial statements of LumLiq2, LLC as of December 31, 2025 and for the year then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Southwind Building Products, LLC as of December 31, 2025 and for the year then ended have been audited by Estes & Walcott, independent auditors, as set forth in their report thereon, and are included in the Current Report on Form 8-K/A of Bed Bath & Beyond, Inc. filed on July 27, 2026, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is https://www.sec.gov.
Our website address is https://beyond.com, and our reports, proxy statements and other information we have incorporated by reference in this prospectus and filed electronically with the SEC are available on our Investor Relations website at https://investors.beyond.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•	Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026.
•
The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2026.

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, filed with the SEC on April 27, 2026 and August 4, 2026, respectively.
•
Our Current Reports on Form 8-K and Form 8-K/A (as applicable) filed with the SEC on January 5, 2026, January 9, 2026, January 23, 2026, April 2, 2026 (including the first and second reports filed on such dates), May 8, 2026, May 19, 2026, May 20, 2026, June 17, 2026, July 1, 2026, July 9, 2026, July 27, 2026 (including the first and second reports filed on such dates) and August 4, 2026 (including the first, second and third reports filed on such dates).

•
The description of our common stock contained in the Registration Statement on Form 8-A, filed with the SEC on October 25, 2023, and any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any or all of the information that is incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference therein. Requests for such documents should be directed to:
Bed Bath & Beyond, Inc.
433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
Attn: Investor Relations
(801) 947-3100
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$ 31,985.01
Printing expenses	$*
Legal fees and expenses	$*
Accounting fees and expenses	$*
Transfer agent fees and expenses	$*
Miscellaneous	$*
Total	$*

*	Estimated solely for this item. Actual expenses may vary.
Item 15.	Indemnification of Directors and Officers
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same existed or may be amended, our directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.
Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.
Our amended and restated certificate of incorporation provides that we shall indemnify to the fullest extent permitted by law, as in effect at the time of the adoption of our amended and restated certificate of incorporation or thereafter in effect, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or any predecessor of the Company or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Company or any predecessor to the Company and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by our board of directors. The right to indemnification conferred by such provision shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Our amended and restated certificate of incorporation further provides that we may indemnify to the fullest extent permitted by law, as in effect at the time of the adoption of our amended and restated certificate of incorporation or thereafter in effect, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was an employee or agent of the Company or any predecessor of the Company or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Company or any predecessor to the Company. The rights to indemnification and to the advancement of expenses conferred by such provision shall not be exclusive of any other right which any person may have or thereafter acquire under the amended and restated certificate of incorporation as amended from time to time, the amended and restated bylaws of the Company, as amended from time to time, any statute, agreement, vote of the stockholders of the Company or disinterested directors of the Company or otherwise. The amended and restated certificate of incorporation further provides that neither any amendment nor repeal of any section of the article in our amended and restated certificate of incorporation providing for indemnification, nor the adoption of any provision of the amended and restated certificate of incorporation inconsistent with such article, shall adversely affect any right or protection of any director or officer established pursuant to such article existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of such article, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for such article, would accrue or arise) prior to such amendment, repeal or adoption of an inconsistent provision.
Our amended and restated bylaws provide, among other provisions relating to indemnification and related matters, that:
(1)
subject to the provisions described in (3) below, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful;
(2)
subject to the provisions described in (3) below, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper;

(3)
any indemnification under the provisions described in the article of the amended and restated bylaws providing for indemnification (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct described in (1) and (2) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders (but only if a majority of the directors who are not parties to such action, suit or proceeding, if they constitute a quorum of the board of directors, presents the issue of entitlement to indemnification to the stockholders for their determination). Any person or persons having the authority to act on the matter on behalf of the Company shall make such determination, with respect to former directors and officers. To the extent, however, that a present or former director or officer of the company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case;

(4)
for purposes of any determination under the provisions in (3) described above, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Company or another enterprise, or on information supplied to such person by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term “another enterprise” as used in this subparagraph (4) means any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Company as a director, officer, employee or agent. The amended and restated bylaws further provide that the provisions described in this subparagraph (4) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct in (2) or (3) described above, as the case may be;

(5)
notwithstanding any contrary determination in the specific case under the provisions described in subparagraph (3) above, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under the provisions described in subparagraphs (1) and (2) above. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct under the provisions described in subparagraphs (1) and (2) above, as the case may be. Neither a contrary determination in the specific case under the provisions described in subparagraph (3) above nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to the provisions described in this subparagraph (5) is required to be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application;
(6)
expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized by the amended and restated bylaws; and

(7)
the indemnification and advancement of expenses provided by or granted pursuant to the provisions of the article in the amended and restated bylaws providing for indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under our amended and restated certificate of incorporation, any other bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons described in subparagraphs (1) and (2) above shall be made to the fullest extent permitted by law. The provisions of the article in the amended and restated bylaws providing for indemnification shall not be deemed to preclude the indemnification of any person who is not specified in subparagraphs (1) and (2) above but whom the Company has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

As permitted by the DGCL, the Company has entered into separate indemnification agreements with each of its directors and certain of its officers which require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain employees.
The Company has obtained and expects to maintain insurance policies under which the Company’s directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.
These indemnification provisions and the indemnification agreements entered into between the Company and its officers and directors may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16.	Exhibits

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith
3.1	Amended and Restated Certificate of Incorporation	10-Q	000-49799	3.1	July 29, 2014
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	000-41850	3.2	November 6, 2023
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	001-41850	3.1	May 24, 2024
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	001-41850	3.1	August 22, 2025
3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	001-41850	3.1	May 19, 2026
3.6	Sixth Amended and Restated Bylaws	10-K	001-41850	3.5	February 24, 2026
4.1	Form of Specimen Common Stock Certificate	S-1/A	333-83728	4.1	May 6, 2002
4.2	Indenture, dated as of July 8, 2026, by and among the Company, the guarantors from time to time party thereto and Computershare Trust Company, N.A., as trustee	8-K	001-41850	4.1	July 9, 2026
4.3	Form of 5.00% Convertible Senior Note due 2033 (included as Exhibit A to Exhibit 4.2 above)	8-K	001-41850	4.2	July 9, 2026
4.4	Registration Rights, Lock-Up and Voting Agreement, dated as of June 30, 2026, by and among Bed Bath & Beyond, Inc., Mitchell Rosen Revocable Trust and Sharon Rosen Revocable Trust	8-K	001-41850	10.1	July 1, 2026
4.5	Registration Rights and Lock-Up Agreement, dated as of July 8, 2026, by and among Bed Bath & Beyond, Inc., each person listed under the header “Initial Holders” on the signature pages thereto and each person who becomes a party thereto.	8-K	001-41850	10.1	July 9, 2026
5.1	Opinion of Sidley Austin LLP					X
23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)					X
23.2	Consent of KPMG LLP, independent registered public accounting firm					X
23.3	Consent of Ernst & Young LLP with respect to specified financial statements of Medici Ventures, L.P.					X

Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith
23.4	Consent of Ernst & Young LLP with respect to specified financial statements of Medici Ventures, L.P.					X
23.5	Consent of Baker Tilly US, LLP with respect to specified financial statements of tZERO Group Inc.					X
23.6	Consent of Ernst & Young LLP with respect to specified financial statements of The Brand House Collective, Inc.					X
23.7	Consent of Ernst & Young LLP with respect to specified financial statements of The Container Store Group, Inc.					X
23.8	Consent of PricewaterhouseCoopers LLP with respect to specified financial statements of The Container Store Group, Inc.					X
23.9	Consent of BDO USA, P.C. with respect to specified financial statements of Cabinets To Go, LLC					X
23.10	Consent of BDO USA, P.C. with respect to specified financial statements of LumLiq2, LLC					X
23.11	Consent of Estes & Walcott with respect to specified financial statements of Southwind Building Products, LLC					X
24.1	Power of Attorney (included on the signature page to this registration statement)					X
107.1	Filing Fee Table					X

Item 17.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murray, Utah, on August 4, 2026.

BED BATH & BEYOND, INC.

By:	/s/ Marcus Lemonis
Name:	Marcus Lemonis
Title:	Chief Executive Officer and Executive Chairman of the Board of Directors

POWER OF ATTORNEY
Each of the undersigned officers and directors of the registrant hereby severally constitutes and appoints Marcus A. Lemonis and Brian LaRose, and each of them singly (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this registration statement and any other registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marcus A. Lemonis	Executive Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 4, 2026
Marcus A. Lemonis

/s/ Brian LaRose	Chief Financial Officer (Principal Financial and Accounting Officer)	August 4, 2026
Brian LaRose

/s/ Joanna C. Burkey	Director	August 4, 2026
Joanna C. Burkey

/s/ Barclay F. Corbus	Director	August 4, 2026
Barclay F. Corbus

/s/ William B. Nettles, Jr.	Director	August 4, 2026
William B. Nettles, Jr.

/s/ Debra G. Perelman	Director	August 4, 2026
Debra G. Perelman

/s/ Dr. Robert J. Shapiro	Director	August 4, 2026
Dr. Robert J. Shapiro

/s/ Joseph J. Tabacco, Jr.	Director	August 4, 2026
Joseph J. Tabacco, Jr.

/s/ Tamara R. Ward	Director	August 4, 2026
Tamara R. Ward